Exhibit 10.43

MLA No. RICF103

MASTER LOAN AGREEMENT

THIS MASTER LOAN AGREEMENT is entered into as of May 5, 2004, between CoBANK, ACB (“CoBank”) and FGDI, L.L.C., West Des Moines, Iowa, (the “Company”).

BACKGROUND

CoBank and the Company are parties to a Master Loan Agreement dated October 15, 2000 and numbered CF103, as amended (the “Existing Agreement”). Pursuant to the terms of the Existing Agreement, the parties entered into one or more Supplements thereto. CoBank and the Company now desire to amend and restate the Existing Agreement and to apply such new agreement to the existing Supplements, as well as any new Supplements that may be issued thereunder. For that reason and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company hereby agree that the Existing Agreement shall be amended and restated to read as follows:

SECTION 1. Supplements. In the event the Company desires to borrow from CoBank and CoBank is willing to lend to the Company, or in the event CoBank and the Company desire to consolidate any existing loans hereunder, the parties will enter into a Supplement to this agreement (a “Supplement”). Each Supplement will set forth the amount of the loan, the purpose of the loan, the interest rate or rate options applicable to that loan, the repayment terms of the loan, and any other terms and conditions applicable to that particular loan. Each loan will be governed by the terms and conditions contained in this agreement and in the Supplement relating to the loan. As of the date hereof, the following Supplements are outstanding hereunder and shall be governed by the terms and conditions hereof: (1) the Statused Revolving Credit Supplement dated May 5, 2004 and numbered RICF103S01; (2) the Statused Revolving Credit Supplement dated May 5, 2004 and numbered RICF103S04; and (3) the Statused Revolving Term Loan Supplement dated May 5, 2004 and numbered RICF103T01. Agreements between the parties that are not originated as Supplements to the MLA are not subject to the terms hereof.

SECTION 2. Availability. Loans will be made available on any day on which CoBank and the Federal Reserve Banks are open for business upon the telephonic or written request of the Company. Requests for loans must be received no later than 12:00 Noon Company’s local time on the date the loan is desired. Loans will be made available by wire transfer of immediately available funds to such account or accounts as may be authorized by the Company. The Company shall furnish to CoBank a duly completed and executed copy of a CoBank Delegation and Wire and Electronic Transfer Authorization Form, and CoBank shall be entitled to rely on (and shall incur no liability to the Company in acting on) any request or direction furnished in accordance with the terms thereof.

SECTION 3. Repayment. The Company’s obligation to repay each loan shall be evidenced by the promissory note set forth in the Supplement relating to that loan or by such replacement note as CoBank shall require. CoBank shall maintain a record of all loans, the interest accrued thereon, and all payments made with respect thereto, and such record shall, absent proof of manifest error, be conclusive evidence of the outstanding principal and interest on the loans. All payments shall be made by wire transfer of immediately available funds, by check, or by automated clearing house or other similar cash handling processes as specified by separate agreement between the Company and CoBank. Wire transfers shall be made to ABA No. 307088754 for advice to and credit of CoBANK (or to such other account as CoBank may direct by notice). The Company shall give CoBank telephonic notice no later than 12:00 noon Company’s local time of its intent to pay by wire and funds received after 3:00 p.m. Company’s local time shall be credited on the next business day. Checks shall be mailed to CoBank, Department 167, Denver, Colorado, 80291-0167 (or to such other place as CoBank may direct by notice). Credit for payment by check will not be given until the latter of: (a) the day on which CoBank receives immediately available funds; or (b) the next business day after receipt of the check.

SECTION 4. CoBank Participation Certificates. The Borrower shall, at all times during which CoBank is a Lender hereunder, acquire and maintain non-voting participation certificates in CoBank (the “Participation Certificates”) in such amounts and at such times as CoBank may from time to time require in accordance with its bylaws and capital plan (as each may be amended from time to time); provided, however, that the maximum amount of Participation Certificates that the Borrower may be required to purchase may not exceed the maximum amount permitted by CoBank’s bylaws as in effect on the date hereof. The rights and obligations of the parties with respect to the Participation Certificates and any other patronage or other distributions shall be governed by CoBank’s bylaws.”

SECTION 5. Security. The Company’s obligations under this agreement, all Supplements (whenever executed), and all instruments and documents contemplated hereby or thereby, shall be secured by a statutory first lien on all equity which the Company may now own or hereafter acquire in CoBank. In addition, the Company’s obligations under each Supplement (whenever executed), this agreement, and all instruments and documents contemplated hereby or thereby, shall be secured by a first lien (subject only to exceptions approved in writing by CoBank) pursuant to all security agreements, mortgages, and deeds of trust executed by the Company in favor of CoBank, whether now existing or hereafter entered into. As additional security for those obligations: (i) the Company agrees to grant to CoBank, by means of such instruments and documents as CoBank shall require, a first priority lien (subject only to exceptions approved in writing by CoBank) on such of its other assets, whether now existing or hereafter acquired, as CoBank may from time to time require; and (ii) the Company agrees to grant to CoBank, by means of such instruments and documents as CoBank shall require, a first priority lien (subject only to exceptions approved in writing by CoBank) on all realty which the Company may from time to time acquire after the date hereof.

SECTION 6. Conditions Precedent.

(A) Conditions to Initial Supplement. CoBank’s obligation to extend credit under the initial Supplements hereto is subject to the conditions precedent that CoBank receive, in form and substance satisfactory to CoBank, each of the following:

(i) This Agreement, Etc. A duly executed copy of this agreement and all instruments and documents contemplated hereby.

(B) Conditions to Each Supplement. CoBank’s obligation to extend credit under each Supplement, including the initial Supplement, is subject to the conditions precedent that CoBank receive, in form and content satisfactory to CoBank, each of the following:

(i) Supplement. A duly executed copy of the Supplement and all instruments and documents contemplated thereby.

(ii) Evidence of Authority. Such certified board resolutions, certificate of incumbency, and other evidence that CoBank may require that the Supplement, all instruments and documents executed in connection therewith, and, in the case of initial Supplement hereto, this agreement and all instruments and documents executed in connection herewith, have been duly authorized and executed.

(iii) Fees and Other Charges. All fees and other charges provided for herein or in the Supplement.

(iv) Evidence of Perfection, Etc. Such evidence as CoBank may require that CoBank has a duly perfected first priority lien (subject only to exceptions approved in writing by CoBank) on all security for the Company’s obligations, and that the Company is in compliance with Section 8(D) hereof.

(C) Conditions to Each Loan. CoBank’s obligation under each Supplement to make any loan to the Company thereunder is subject to the condition that no “Event of Default” (as defined in Section 11 hereof) or event which with the giving of notice and/or the passage of time would become an Event of Default hereunder (a “Potential Default”), shall have occurred and be continuing.

SECTION 7. Representations and Warranties.

(A) This Agreement. The Company represents and warrants to CoBank that as of the date of this Agreement:

(i) Compliance. The Company and, to the extend contemplated hereunder, each “Subsidiary” (as defined below) is in compliance with all of the terms of this agreement, and no Event of Default or Potential Default exists hereunder.

(ii) Subsidiaries. The Company has no Subsidiaries. For purposes hereof, a “Subsidiary” shall mean a corporation of which shares of stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation are owned, directly or indirectly, by the Company.

(B) Each Supplement. The execution by the Company of each Supplement hereto shall constitute a representation and warranty to CoBank that:

(i) Applications. Each representation and warranty and all information set forth in any application or other documents submitted in connection with, or to induce CoBank to enter into, such Supplement, is correct in all material respects as of the date of the Supplement.

(ii) Conflicting Agreements, Etc. This agreement, the Supplements, and all security and other instruments and documents relating hereto and thereto (collectively, at any time, the “Loan Documents”), do not conflict with, or require the consent of any party to, any other agreement to which the Company is a party or by which it or its property may be bound or affected, and do not conflict with any provision of the Company’s bylaws, articles of incorporation, or other organizational documents.

(iii) Compliance. The Company and, to the extend contemplated hereunder, each Subsidiary, is in compliance with all of the terms of the Loan Documents (including, without limitation, Section 8(A) of this agreement on eligibility to borrow from CoBank).

(iv) Binding Agreement. The Loan Documents create legal, valid, and binding obligations of the Company which are enforceable in accordance with their terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally.

SECTION 8. Affirmative Covenants. Unless otherwise agreed to in writing by CoBank, while this agreement is in effect, the Company agrees to, and with respect to Subsections 8(B) through 8(G) hereof, agrees to cause each Subsidiary to:

(A) Eligibility. Maintain its status as an entity eligible to borrow from CoBank.

(B) Corporate Existence, Licenses, Etc. (i) Preserve and keep in full force and effect its existence and good standing in the jurisdiction of its incorporation or formation; (ii) qualify and remain qualified to transact business in all jurisdictions where such qualification is required; and (iii) obtain and maintain all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or required by law, rule, regulation, ordinance, code, order, and the like (collectively, “Laws”).

(C) Compliance with Laws. Comply in all respects with all applicable Laws, including, without limitation, all Laws relating to environmental protection and any patron or member investment program that it may have. In addition, the Company agrees to cause all persons occupying or present on any of its properties, and to cause each Subsidiary to cause all persons occupying or present on any of its properties, to comply in all material respects with all environmental protection Laws.

(D) Insurance. Maintain insurance with insurance companies or associations acceptable to CoBank in such amounts and covering such risk as are usually carried by companies engaged in the same or similar business and similarly situated, and make such increases in the type or amounts of coverage as CoBank may request. All such policies insuring any collateral for the Company’s obligations to CoBank shall have mortgage or lender loss payable clauses or endorsements in form and content acceptable to CoBank. At CoBank’s request, all policies (or such other proof of compliance with this Subsection as may be satisfactory to CoBank) shall be delivered to CoBank.

(E) Property Maintenance. Maintain all of its property that is necessary to or useful in the proper conduct of its business in good working condition, ordinary wear and tear excepted.

(F) Books and Records. Keep adequate records and books of accounts in which complete entries will be made in accordance with generally accepted accounting principles (“GAAP”) consistently applied

(G) Inspection. Permit CoBank or its agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine its properties, books, and records, and to discuss its affairs, finances, and accounts, with its respective officers, directors, employees, and independent certified public accountants.

(H) Reports and Notices. Furnish to CoBank:

(i) Annual Financial Statements. As soon as available, but in no event more than 120 days after the end of each fiscal year of the Company occurring during the term hereof, annual consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries, if any, prepared in accordance with GAAP consistently applied. Such financial statements shall: (a) be audited by independent certified public accountants selected by the Company and acceptable to CoBank; (b) be accompanied by a report of such accountants containing an opinion thereon acceptable to CoBank; (c) be prepared in reasonable detail and in comparative form; and (d) include a balance sheet, a statement of income, a statement of retained earnings, a statement of cash flows, and all notes and schedules relating thereto.

(ii) Interim Financial Statements. As soon as available, but in no event more than 30 days after the end of each month (other than the last month in each fiscal year), a consolidated balance sheet of the Company and its consolidated Subsidiaries, if any, as of the end of such month, a consolidated statements of income for the Company and its consolidated Subsidiaries, if any, for such period and for the period year to date, and such other interim statements as CoBank may specifically request, all prepared in reasonable detail and in comparative form in accordance with GAAP consistently applied and, if required by written notice from CoBank, certified by an authorized officer or employee of the Company acceptable to CoBank.

(iii) Notice of Default. Promptly after becoming aware thereof, notice of the occurrence of an Event of Default or a Potential Default.

(iv) Notice of Non-Environmental Litigation. Promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting the Company or any Subsidiary which, if determined adversely to the Company or any such Subsidiary, could have a material adverse effect on the financial condition, properties, profits, or operations of the Company, or any such Subsidiary.

(v) Notice of Environmental Litigation, Etc. Promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Company or any Subsidiary to undertake or to contribute to a cleanup or other response under environmental Laws, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions.

(vi) Bylaws and Articles. Promptly after any change in the Company’s bylaws or articles of incorporation (or like documents), copies of all such changes, certified by the Company’s Secretary.

(vii) Compliance Certificate. Together with each set of financial statements furnished to CoBank pursuant to Section 8 (H) hereof, a certificate of an officer or employee of the Company acceptable to CoBank setting forth calculations showing compliance with the financial covenants set forth in Section 10 hereof.

(viii) Other Information. Such other information regarding the condition or operations, financial or otherwise, of the Company or any Subsidiary as CoBank may from time to time reasonably request, including but not limited to copies of all pleadings, notices, and communications referred to in Subsections 8(H)(iv) and (v) above.

SECTION 9. Negative Covenants. Unless otherwise agreed to in writing by CoBank, while this agreement is in effect the Company will not:

(A) Borrowings. Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money (including trade or bankers’ acceptances), letters of credit, or the deferred purchase price of property or services (including capitalized leases), except for: (i) debt to CoBank; (ii) accounts payable to trade creditors incurred in the ordinary course of business; (iii) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (iv) qualified subordinated debt as defined in Section 10(E), owing to members of the Company; (v) indebtedness to FCStone Group, Inc., FCStone, LLC, FCStone Financial, Inc. or FCStone Merchant Services, LLC or to members of the Company, and all extension and refinancing thereof; and (vi) indebtedness to AFG Trust Global Services (“AFG Trust”) as described in that certain Dual Currency Revolving Credit Lines terms sheet dated May 17, 2004 between AFG Trust and the Company, provided that such indebtedness is evidenced by a credit agreement between the Company and AFG Trust that is approved in advance by CoBank, and provided further that the such credit agreement establishes that AFG Trust is without recourse to the Company should any of the credit provisions contemplated by the credit agreement not be completed.

(B) Liens. Create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal (collectively, “Liens”). The foregoing restrictions shall not apply to: (i) Liens in favor of CoBank; (ii) Liens for taxes, assessments, or governmental charges that are not past due; (iii) Liens and deposits under worker’s compensation, unemployment insurance, and social security Laws; (iv) Liens and deposits to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of business as conducted on the date hereof; (v) Liens imposed by Law in favor of mechanics, materialmen, warehousemen, and like persons that secure obligations that are not past due; (vi) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; (vii) miscellaneous purchase money security interests in the Company’s inventory and/or equipment which CoBank has previously consented to in writing; and (viii) Liens on Chinese currency deposits held in Chinese bank accounts in favor of AFG Trust given by the Company in connection with the credit agreement described in Section 8(A)(v) above.

(C) Mergers, Acquisitions, Etc. Merge or consolidate with any other entity or acquire all or a material part of the assets of any person or entity, or form or create any new Subsidiary or affiliate, or commence operations under any other name, organization, or entity, including any joint venture.

(D) Transfer of Assets. Sell, transfer, lease, or otherwise dispose of any of its assets, except in the ordinary course of business.

(E) Loans. Lend or advance money, credit, or property to any person or entity, except for the trade credit extended in the ordinary course of business.

(F) Contingent Liabilities. Assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any person or entity, except by the endorsement of negotiable instruments for deposit or collection or similar transaction in the ordinary course of the Company’s business.

(G) Change in Business. Engage in any business activities or operations substantially different from or unrelated to the Company’s present business activities or operations.

SECTION 10. Financial Covenants. Unless otherwise agreed to in writing, while this agreement is in effect:

(A) Working Capital. The Company will have at the end of each period for which financial statements are required to be furnished pursuant to Section 8(H) hereof an excess of current assets over current liabilities (both as determined in accordance with GAAP consistently applied) of not less than $7,500,000.00, except that (i) in determining current liabilities, balances under the Statused Revolving Term Loan Supplement No. RICF103T01 dated May 5, 2004, between CoBank and the Company (as said Supplement may be amended, renewed or extended) shall be included; and (ii) the amount of any cash deposit pledged by the Company to secure any letter of credit for the account of the Company shall be excluded from any calculation of Working Capital.

(B) Net Worth. The Company will have at the end of each period for which financial statements are required to be furnished pursuant to Section 8(H) hereof an excess of total assets over total liabilities (both determined in accordance with GAAP consistently applied) of not less than $9,000,000.00

(C) Total Debt to Adjusted Working Capital Ratio. The Company will have at the end of each period for which financial statements are required to be furnished pursuant to Section 8(H) hereof a ratio of Total Debt to Adjusted Working Capital not to exceed 10:1. For purposes of calculating Total Debt, the Company may exclude any Qualifying Subordinated Debt (as defined in subsection (E) below), all debt existing under the Industrial Revenue Bonds (as defined below) and indebtedness to AFG Trust described in Section 9(A)(vi). For purposes of calculating Adjusted Working Capital, the Company may include Qualifying Subordinated Debt in addition to the Working Capital as calculated in Section 10(A). As used herein, “Industrial Revenue Bonds” means those Variable Rate Demand Industrial Development Revenue Bonds (FGDI, LLC Project) Series 2002 (the “Bonds”) in the aggregate principal amount of $5,500,000.00 issued pursuant to a Trust Indenture between the Industrial Development Board of the City of Mobile, Alabama, as Issuer, and Wells Fargo Bank Northwest, National Association, as Trustee, dated as of November 1, 2002.

(D) Fixed Charged Coverage Ratio. The Company will have at the end of each fiscal year, a “Fixed Charge Coverage Ratio” of not less than 1.1:1, provided, however, that beginning with the financial reporting period ending August 31, 2005 and thereafter, the Company shall maintain a Fixed Charge Coverage Ratio of not less than 1.5:1. For purposes hereof, “Fixed Charge Coverage Ratio” shall mean the ratio of: (i) net income (after eliminating any gain or loss on sale of assets or other extraordinary gain or loss), interest expense, depreciation expense, amortization expense and income tax expense, minus non-cash patronage, and non-cash income from subsidiaries and/or joint ventures; to (ii) all principal payments due within the period on all “Long Term Debt” plus interest expense, and income tax expenses (all as calculated on a consolidated basis for the applicable period in accordance with GAAP consistently applied). For purposes hereof, “Long-Term Debt” shall mean the sum of (a) all indebtedness for borrowed money, (b) obligations which are evidenced by notes, bonds, debentures or similar instruments, and (c) the portion of obligations with respect to capital leases or other capitalized agreements that are properly classified as a liability on the balance sheet in conformity with GAAP, in each case having a maturity of more that one year from the date of it creation or having a maturity date within one year from such date but that is renewable or extendible, at the Company’s option, to a date more than one year from the date or that arises under a revolving credit or similar agreement that obligates the lender(s) to extend credit during a period of more than one year from such date, including all maturities in respect of such indebtedness whether or not required to be paid within one year from the date of its creation.

(E) As used in Section 10 hereof and any of the Loan Documents:

“Indebtedness” shall mean, with respect to the Company, as of any date of determination (without duplication), the aggregate of:

(1)	all indebtedness, obligations and liabilities with respect to borrowed money;

(2)	all guaranties, endorsements and other contingent obligations with respect to Indebtedness of others;

(3)	all reimbursement and other obligations with respect to letters of credit to the extent such letters of credit have been drawn;

(4)	the aggregate of all capitalized lease obligations, i.e., the amount of obligations in respect of capitalized leases which would be properly shown as a liability on a balance sheet of the Company in accordance with generally accepted accounting principles;

(5)	all indebtedness, obligations and liabilities and representing the deferred purchase price of property (excluding trade payables incurred in the ordinary course of business);

(6)	indebtedness arising in connection with conditional sale or title retention agreements; and

(7)	indebtedness secured by any asset of the Company, whether or not assumed by the Company.

“Qualifying Subordinated Debt” or “QSD” shall mean any Indebtedness of the Company that is:

(1)	owed solely to FCStone Group, Inc. or FCStone, LLC or is owed solely to any other member of Company, or an affiliate of any other member; and

(2)	subordinate in right of payment to the prior payment in full of all Indebtedness of the Company to CoBank (including, the obligations of the company to pay principal of and interest on CoBank’s loans to the Company), the reimbursement obligations in respect of any letter of credit disbursement (“Reimbursement Obligations”), and all other amounts payable under any of the Loan Documents, except that the repayment of QSD shall be allowed where repayment does not result in a violation of any financial covenant or other covenant in any of the Loan Documents; and

(3)	an obligation of the Company only, and non of its Subsidiaries shall be contingently or otherwise obligated in respect thereof, unless subordinated to the obligations of such Subsidiary to pay principal of and interest on CoBank’s loans to the Company, the Reimbursement Obligations and all other amounts payable under any of the Loan Documents.

In addition:

(w)	terms in respect of financial and other covenants, events of default and mandatory prepayments applicable to QSD shall be terms that are at the time customary in the market for subordinated debt being incurred by the Company, and in transactions comparable to the Company’s proposed subordinated loan transaction or debt issuance;

(x)	repayment of QSD cannot cause or result in a default of any covenant or any other indebtedness or agreement with CoBank;

(y)	at the time of incurring (or the issuance of) QSD, and after giving effect thereto, the Company shall be in compliance with Section 10 of the MLA (the determination of such ratios to be calculated under the assumption that the QSD was incurred or issued at the beginning of the respective period); and

(z)	at the time of such issuance, and after giving effect thereto, no Event of Default or Potential Default shall have occurred and be continuing.

“Total Debt” shall mean all Indebtedness (as defined above) of the Company, including all short term debt and all long term debt as determined in accordance with generally accepted accounting principles, consistently applied provided, however, that for purposes of this definition, any Indebtedness arising or existing under a certain Lease Agreement dated as of December 1, 2002 between the Company and The Industrial Development Board of the City of Mobile, Alabama shall be excluded from any calculation of Total Debt.

SECTION 11. Events of Default. Each of the following shall constitute an “Event of Default” under this agreement:

(A) Payment Default. The Company should fail to make any payment to, or to purchase any equity in, CoBank when due.

(B) Representations and Warranties. Any representation or warranty made or deemed made by the Company herein or in any Supplement, application, agreement, certificate, or other document related to or furnished in connection with this agreement or any

Supplement, shall prove to have been false or misleading in any material respect on or as of the date made or deemed made.

(C) Certain Affirmative Covenants. The Company should fail to perform or comply with Sections 8(A) through 8(H)(ii), 8(H)(vi), or any reporting covenant set forth in any Supplement hereto, and such failure continues for 15 days after written notice thereof shall have been delivered by CoBank to the Company.

(D) Other Covenants and Agreements. The Company should fail to perform or comply with any other covenant or agreement contained herein or in any other Loan Document or shall use the proceeds of any loan for an unauthorized purpose.

(E) Cross-Default. The Company should, after any applicable grace period, breach or be in default under the terms of any other agreement between the Company and CoBank.

(F) Other Indebtedness. The Company or any Subsidiary should fail to pay when due any indebtedness to any other person or entity for borrowed money or any long-term obligation for the deferred purchase price of property (including any capitalized lease), or any other event occurs which, under any agreement or instrument relating to such indebtedness or obligation, has the effect of accelerating or permitting the acceleration of such indebtedness or obligation, whether or not such indebtedness or obligation is actually accelerated or the right to accelerate is conditioned on the giving of notice, the passage of time, or otherwise.

(G) Judgments. A judgment, decree, or order for the payment of money shall be rendered against the Company or any Subsidiary and either: (i) enforcement proceedings shall have been commenced; (ii) a Lien prohibited under Section 9(B) hereof shall have been obtained; or (iii) such judgment, degree, or order shall continue unsatisfied and in effect for a period of 20 consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.

(H) Insolvency, Etc. The Company or any Subsidiary shall: (i) become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they come due; or (ii) suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (iii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property or, in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is so appointed; or (iv) commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation Law of and jurisdiction.

(I) Material Adverse Change. Any material adverse change occurs, as reasonably determined by CoBank, in the Company’s financial condition, results of operation, or ability to perform its obligations hereunder or under any instrument or document contemplated hereby.

SECTION 12. Remedies. Upon the occurrence and during the continuance of an Event of Default or any Potential Default, CoBank shall have no obligation to continue to extend credit to the Company and may discontinue doing so at any time without prior notice.

For all purposes, the term “Potential Default” means the occurrence of any event which, with the passage of time or the giving of notice or both would become an Event of Default. In addition, upon the occurrence and during the continuance of any Event of Default, CoBank may, upon notice to the Company, terminate any commitment and declare the entire unpaid principal balance of the loans, all accrued interest thereon, and all other amounts payable under this agreement, all Supplements, and the other Loan Documents to be immediately due and payable. Upon such a declaration, the unpaid principal balance of the loans and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Company. In addition, upon such an acceleration:

(A) Enforcement. CoBank may proceed to protect, exercise, and enforce such rights and remedies as may be provided by this agreement, any other Loan Document or under Law. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right. Without limiting the foregoing, CoBank may hold and/or set off and apply against the Company’s obligations to CoBank the proceeds of any equity in CoBank, any cash collateral held by CoBank, or any balances held by CoBank for the Company’s account (whether or not such balances are then due).

(B) Application of Funds. CoBank may apply all payments received by it to the Company’s obligations to CoBank in such order and manner as CoBank may elect in its sole discretion.

In addition to the rights and remedies set forth above: (i) if the Company fails to purchase an equity in CoBank when required or fails to make any payment to CoBank when due, then at CoBank’s option in each instance, such payment shall bear interest from the date due to the date paid at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan; and (ii) after the maturity of any loan (whether as a result of acceleration or otherwise), the unpaid principal balance of such loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan. All interest provided for herein shall be payable on demand and shall be calculated on the basis of a year consisting of 360 days.

SECTION 13. Broken Funding Surcharge. Notwithstanding any provision contained in any Supplement giving the Company the right to repay any loan prior to the date it would otherwise be due and payable, the Company agrees to provide three Business Days’ prior written notice for any prepayment of a fixed rate balance and that in the event it repays any fixed rate balance prior to its scheduled due date or prior to the last day of the fixed rate period applicable thereto (whether such payment is made voluntarily, as a result of an acceleration, or otherwise), the Company will pay to CoBank a surcharge in an amount equal to the greater of: (i) an amount which would result in CoBank being made whole (on a present value basis) for the actual or imputed funding losses incurred by CoBank as a result thereof; or (ii) $300.00. Notwithstanding the foregoing, in the event any fixed rate balance is repaid as a result of the Company refinancing the loan with another lender or by other means, then in lieu of the foregoing, the Company shall pay to CoBank a surcharge in an amount sufficient (on a present value basis) to enable CoBank to maintain the yield it would have earned during the fixed rate period on the amount repaid. Such surcharges will be calculated in accordance with methodology established by CoBank (a copy of which will be made available to the Company upon request).

SECTION 14. Complete Agreement, Amendments. This agreement, all Supplements, and all other instruments and documents contemplated hereby and thereby, are intended by the parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision hereof or thereof, and no consent to any departure by the Company herefrom or therefrom, shall be effective unless approved by CoBank and contained in a writing signed by or on behalf of CoBank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In the event this agreement is amended or restated, each such amendment or restatement shall be applicable to all Supplements hereto.

SECTION 15. Other Types of Credit. From time to time, CoBank may issue letters of credit or extend other types of credit to or for the account of the Company. In the event the parties desire to do so under the terms of this agreement, such extensions of credit may be set forth in any Supplement hereto and this agreement shall be applicable thereto.

SECTION 16. Applicable Law. Except to the extent governed by applicable federal law, this agreement and each Supplement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to choice of law doctrine.

SECTION 17. Notices. All notices hereunder shall be in writing and shall be deemed to be duly given upon delivery if personally delivered or sent by telegram or facsimile transmission, or three days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to CoBank, as follows:	If to the Company, as follows:

For general correspondence purposes: P.O. Box 5110 Denver, Colorado 80217	FGDI, L.L.C. 2829 Westown Parkway, Suite 200 West Des Moines, Iowa 50266

For direct delivery purposes, when desired: 5500 South Quebec Street Greenwood Village, Colorado 80111-1914

Attention: Credit Information Services Fax No.: (303) 224-6101	Attention Rodney Ivers, Vice President & CFO Fax No.: (515) 223-7424

SECTION 18. Taxes and Expenses. To the extent allowed by law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained by CoBank) incurred by CoBank and any participants from CoBank in connection with the origination, administration, collection, and enforcement of this agreement and the other Loan Documents, including, without limitation, all costs and expenses incurred in perfecting, maintaining, determining the priority of, and releasing any security for the

Company’s obligations to CoBank, and any stamp, intangible, transfer, or like tax payable in connection with this agreement or any other Loan Document.

SECTION 19. Effectiveness and Severability. This agreement shall continue in effect until: (i) all indebtedness and obligations of the Company under this agreement, all Supplements, and all other Loan Documents shall have been paid or satisfied; (ii) CoBank has no commitment to extend credit to or for the account of the Company under any Supplement; and (iii) either party sends written notice to the other terminating this agreement. Any provision of this agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

SECTION 20. Successors and Assigns. This agreement, each Supplement, and the other Loan Documents shall be binding upon and inure to the benefit of the Company and CoBank and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this agreement, any Supplement or any other Loan Document without the prior written consent of CoBank.

SECTION 21. Participations, Etc. From time to time, CoBank may sell to one or more banks, financial institutions or other lenders a participation in one or more of the loans or other extensions of credit made pursuant to this agreement. However, no such participation shall relieve CoBank of any commitment made to the Company under any Supplement hereto. In connection with the foregoing, CoBank may disclose information concerning the Company and its Subsidiaries to any participant or prospective participant, provided that such participant or prospective participant agrees to keep such information confidential. CoBank agrees that all Loans that are made by CoBank and that are retained for its own account and are not included in a sale of participation interest shall be entitled to patronage distributions in accordance with the bylaws of CoBank and its practices and procedures related to patronage distribution. Accordingly, all Loans that are included in a sale of participation interest shall not be entitled to patronage distributions. A sale of participation interest may include certain voting rights of the participants regarding the loans hereunder (including without limitation the administration, servicing and enforcement thereof). CoBank agrees to give written notification to the Company of any sale of participation interests.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		FCSTONE TRADING, LLC

By:	/s/ Teresa L. Fountain	By:	/s/ Rodney L. Ivers
Title:	Assistant Corporate Secretary	Title:	Vice President/CFO